                                                                    EXHIBIT 24.1


                  [LETTERHEAD OF FARBER, BLICHT & EYERMAN, LLP)



                         INDEPENDENT AUDITOR'S CONSENT


To the Board of Directors of
U.S. Golf and Entertainment Inc.
Commack, New York

     We hereby consent to the use in the Prospectus constituting part of the Registration Statement on Form SB-2 (Amendment No. 4) of our report dated April 30, 1996 (except for Notes l, 2 and 11 through 14, the latest of which is dated November 8, 1996), on the financial statements of U.S. Golf and Entertainment Inc. as of December 31, 1995, for the year then ended and for the period July 26, 1994 (date of inception) to December 31, 1994, which appear in such Prospectus. We also consent to the reference to our firm under the caption "Experts" in such Prospectus.


/s/ FARBER, BLICHT & EYERYMAN,LLP
---------------------------------
FARBER, BLICHT & EYERYMAN,LLP
Plainview, New York
January 17, 1997